EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10 of Unity One Capital Incorporated of our report dated November 28, 2008 on our audits of the financial statements of Unity One Capital Incorporated as of December 31, 2007 and 2006 and the results of their operations and cash flows for each of the two years then ended and from December 20, 2005 (inception) to December 31, 2007. We also consent to the use, in the statement on Form 10 of our reports dated November 28, 2008 on our audits of the financial statements of Canadian Learning Systems Corporation, and Sino-Canada High School as at December 31, 2007 & 2006 and the results of their operations and cash flows for each of the two years in the period ended December 31, 2007.

/s/ Kabani & Company, Inc.
Certified Public Accountants

February 10, 2009